Exhibit 99.3
February 2, 2011
To our Customers:
It is my pleasure to share with you very exciting news for NaviSite, our customers, and our employees. This afternoon Time Warner Cable and NaviSite entered into an agreement under which Time Warner Cable will acquire NaviSite. I am extremely excited about this transaction as their intent is to invest in NaviSite to accelerate the execution of our strategy as we build our unique capabilities around cloud computing and further extend our offerings of managed applications and services. With Time Warner Cable, NaviSite has the backing and support of a tremendous Fortune 500 company with significant resources and assets we can leverage to accelerate our pace of innovation and drive our overall success.
The opportunity for the two companies is tremendous — the most important element of both cultures is to absolutely exceed the expectations of our customers — with innovative solutions, enterprise class technologies and, above all else, superior services to support your business. We will be working closely with the Time Warner Cable team to ensure as smooth a transition as possible.
As always, please do not hesitate to reach out directly to me with any comments, questions, or concerns. We will continue to keep the lines of communication open and will share additional information as it becomes available.
We look forward to continuing to offering you unparalleled service and building an even stronger partnership together. Thank you again for being a valued customer of NaviSite.
Most sincerely,
R. Brooks Borcherding
President and CEO, NaviSite